Securities and Exchange Commission
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 0-9684

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
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             (Exact name of registrant as specified in its charter)

                           7 Bulfinch Place, Suite 500
                                  P.O. Box 9507
                           Boston, Massachusetts 02114
                                 (617) 570-4600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       |X|
            Rule 12g-4(a)(1)(ii)      |_|
            Rule 12g-4(a)(2)(i)       |_|
            Rule 12g-4(a)(2)(ii)      |_|
            Rule 12h-3(b)(1)(i)       |_|
            Rule 12h-3(b)(1)(ii)      |_|
            Rule 12-h-3(b)(2)(i)      |_|
            Rule 12h-3(b)(2)(ii)      |_|
            Rule 15d-6                |_|

      Approximate number of holders of record as of the certification or notice date: None

            Pursuant to the requirements of the Securities Exchange Act of Winthrop Partners 80 Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 27, 2007                      By: One Winthrop Properties, Inc.
                                              its General Partner


                                              By: /s/ Peter Braverman
                                                  ------------------------------
                                                  Peter Braverman
                                                  Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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